Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT


As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement of The AES Corporation on Form S-3 of our report dated January 23, 2001, covering C.A. La Electricidad de Caracas and Corporation EDC, C.A. and their subsidiaries combined balance sheet as of December 31, 2000, and related combined statements of income, stockholders' equity and cash flows for the period June 1 through December 31, 2000, appearing in the Current Report on Form 8-K of The AES Corporation dated June 5, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


PIERNAVIEJA, PORTA, CACHAFEIRO
                  Y ASOCIADOS
A MEMBER FIRM OF ARTHUR ANDERSEN


Hector L. Gutierrez D.
Public Accountant CPC No. 24, 321

Caracas, Venezuela
June 29, 2001